Exhibit 99.2

COMPUTER PROGRAMS AND SYSTEMS, INC.

6600 Wall Street

Mobile, Alabama 36695

February 27, 2019

VIA EMAIL DELIVERY (Jeffrey@gileadcapital.com)

Gilead Capital Master Fund Ltd.

Gilead Capital LP

Gilead Capital GP LLC

Jeffrey A. Strong

157 Columbus Avenue, Suite 403

New York, New York 10023

c/o Jeffrey A. Strong

Re:	Confidentiality Agreement between Computer Programs and Systems, Inc. (“CPSI”) and the Gilead Group (as hereinafter defined)

Dear Jeffrey:

Reference is made to that certain Support Agreement being entered into as of the date hereof among CPSI and entities and natural person listed on Schedule A thereto (collectively, the “Gilead Group”) and their Affiliates (as defined therein) (the “Support Agreement”), pursuant to which CPSI has agreed to appoint Jeffrey A. Strong (including any substitute director that is an Affiliate (as defined in the Support Agreement) or employee of any member of the Gilead Group designated by the Gilead Group pursuant to the Support Agreement, “you” or “Mr. Strong”), at the request and recommendation of the Gilead Group, to the Board of Directors of CPSI (the “Board”) to fill the vacancy in Class I of the Board resulting from John C. Johnson’s resignation from the Board on November 15, 2018, subject to the covenants and other agreements contained in the Support Agreement. CPSI understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, for so long as you remain a member of the Board, you may, if and to the extent you desire to do so, disclose Confidential Information (as defined below) to each of the members of the Gilead Group and their Representatives (as defined below) and may discuss such information with any and all members of the Gilead Group and their Representatives, subject to the terms and conditions of this letter agreement. As a material inducement to CPSI to enter into the Support Agreement and to permit the disclosure of Confidential Information to the Gilead Group as contemplated hereunder, the parties hereto agree as follows:

1.                  All non-public, confidential or proprietary information concerning CPSI or its subsidiaries that you or any of the member of the Gilead Group obtain while you are serving as a member of the Board, whether oral or written, is referred to in this letter agreement as “Confidential Information.” Confidential Information also includes all reports, materials, notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Gilead Group or its Representatives which contain, reflect or are based upon, in whole or in part, the Confidential Information. Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure or action by the Gilead Group or its Representatives in violation of this letter agreement, (b) becomes available to the Gilead Group on a nonconfidential basis from a person (other than CPSI or its Representatives) who the Gilead Group reasonably believes is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation to CPSI or any of its Representatives or (c) is or has been independently acquired or developed by the Gilead Group or any of its Representatives without reliance on or reference to the Confidential Information. As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates and its and their directors, partners, officers, managers, employees, agents, and advisors (including financial advisors, counsel and accountants). As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other legal or business entity or any individual.

2.                  Subject to the provisions of paragraph 3 of this letter agreement, unless otherwise agreed to in writing by CPSI, the Gilead Group agrees (a) except as required by Law (as defined below), to keep confidential, and cause its Representatives to keep confidential, all of the Confidential Information, (b) to use, and to cause its Representatives who receive Confirmation Information to use, the Confidential Information solely in connection with the Gilead Group’s investment in CPSI (the “Permitted Purpose”), (c) not to use, or allow its Representatives to use, any of the Confidential Information for any purpose other than the Permitted Purpose, and (d) except as required by Law, not to disclose, or permit its Representatives to disclose, any of the Confidential Information to any person in any manner whatsoever, except that disclosure may be made to Representatives of the Gilead Group (i) who need to know the particular Confidential Information for the Permitted Purpose, (ii) who are informed by the Gilead Group in advance of the confidential nature of the Confidential Information, and (iii) who are provided by the Gilead Group with a copy of this letter agreement and who agree to act in accordance with the terms of this letter agreement for the benefit of CPSI. The Gilead Group acknowledges that it shall be responsible for any breach of the terms of this letter agreement by the Gilead Group or its Representatives, and the Gilead Group agrees, at its sole expense, to take commercially reasonable measures to restrain the Gilead Group’s Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. As used in this letter agreement, “Law” means any applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of CPSI’s securities are listed or quoted) or valid legal process.

3.                  In the event that the Gilead Group or any of its Representatives are required by Law to disclose any Confidential Information, the Gilead Group agrees that it will provide CPSI with prompt notice, to the extent legally permissible, of such request or requirement in order to enable CPSI to seek an appropriate protective order or other remedy (and if CPSI seeks such an order, the Gilead Group will provide such cooperation, at CPSI’s expense, as CPSI shall reasonably request), to consult with CPSI, to the extent legally permissible, with respect to CPSI taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or CPSI waives compliance, in whole or in part, with the terms of this letter agreement, the Gilead Group or its Representative will disclose only that portion of the Confidential Information that the Gilead Group is advised by external legal counsel is legally required to be disclosed and will use commercially reasonable efforts, at the Company’s sole expense, to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

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4.                  After the date you no longer serve as a member of the Board, the Gilead Group will, promptly upon CPSI’s written request, deliver to CPSI or destroy (at the Gilead Group’s option) all Confidential Information (including all copies or reproductions thereof in whatever form or medium, including electronic copies) furnished hereunder (provided that any such destruction shall be certified in writing to CPSI by a duly authorized Representative of the Gilead Group) and all copies or reproductions (in whatever form or medium, including electronic copies) of all other Confidential Information prepared by the Gilead Group or any Representative of the Gilead Group; provided, however that neither the Gilead Group nor any of its Representatives shall be obligated to return or destroy Confidential Information to the extent it is required to be retained by applicable Law or to the extent it has been electronically archived by the Gilead Group in accordance with its automated security and/or disaster recovery procedures as in effect from time to time and which cannot be generally accessed by the Gilead Group’s personnel that received such information without access to a person who has been informed of this letter agreement; provided further that any such Confidential Information so retained shall remain subject to the confidentiality provisions contained herein for so long as it is retained by the Gilead Group. Any oral Confidential Information will continue to be subject to the terms of this letter agreement.

5.                  The Gilead Group acknowledges that none of CPSI or its Representatives makes any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and the Gilead Group agrees that none of such persons shall have any liability to the Gilead Group or any of its Representatives relating to or arising from its or their use of any Confidential Information or for any errors therein or omissions therefrom. The Gilead Group also agrees that it is not entitled to rely on the completeness or accuracy of any Confidential Information.

6.                  To the extent that any Confidential Information includes materials subject to the attorney-client privilege, the Gilead Group agrees that CPSI is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to the Gilead Group or any of its Representatives.

7.                  The Gilead Group also agrees that without CPSI’s prior written consent, neither the Gilead Group nor any of its Representatives will directly or indirectly conduct any form of survey or formal written inquiry of any current or former customers of CPSI or any parties with which CPSI has or had a business relationship.

8.                  It is understood and agreed by the parties hereto that, except with respect to Mr. Strong, all (a) communications between the Gilead Group and CPSI, (b) requests for Confidential Information, and (c) discussions or questions regarding Confidential Information will be submitted or directed by the Gilead Group exclusively to an employee or employees designated in writing by CPSI (the “Authorized Representatives”), and that none of the Gilead Group or its Representatives (except for Mr. Strong) will initiate or cause to be initiated any communication with any director, officer, employee or agent of CPSI concerning the Confidential Information except with the express permission of the Authorized Representatives.

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9.                  It is understood and agreed that money damages may be an insufficient remedy for any actual or threatened breach of this letter agreement and that, without prejudice to the rights and remedies otherwise available, CPSI shall be entitled to seek equitable relief by way of injunction, specific performance or otherwise if the Gilead Group or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement.

10.              It is further understood and agreed that no failure or delay by CPSI in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.              THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH OF CPSI AND THE GILEAD GROUP HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND SUCH PARTY AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS), AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY UNITED STATES REGISTERED MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST SUCH PARTY IN ANY SUCH COURT. EACH OF CPSI AND THE GILEAD GROUP HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.              Any assignment of this letter agreement by CPSI or the Gilead Group without the other party’s prior written consent shall be void.

13.              If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. If any term or provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties agree that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them to the fullest extent enforceable for all purposes contemplated by this letter agreement.

14.              This letter agreement, together with the Support Agreement, contains the entire agreement between CPSI and the Gilead Group concerning confidentiality of the Confidential Information and supersedes in its entirety all prior agreements between them with respect to Confidential Information. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon CPSI or the Gilead Group, unless approved in writing by CPSI or the Gilead Group, as applicable.

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15.              The parties agree that this letter agreement is permitted to be executed in separate counterparts.

16.       This letter agreement shall terminate upon the two-year anniversary of the date that Mr. Strong ceases to be a member of the Board, and from and after such termination the parties shall have no further obligations hereunder; provided that any liability for breach of this letter agreement (including, without limitation, the failure of the Gilead Group to deliver or destroy all Confidential Information pursuant to paragraph 4 of this letter agreement) prior to such termination shall survive such termination.

[Remainder of Page Intentionally Left Blank]

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Please acknowledge your agreement to the contents of this letter agreement by signing below.

Very truly yours,

computer programs and systems, inc.

By:	/s/ J. Boyd Douglas, Jr.
Name:	J. Boyd Douglas, Jr.
Title:	President and Chief Executive Officer

Agreed to this the 27th day

of February, 2019.

GILEAD CAPITAL MASTER FUND LTD.

By:	/s/ Jeffrey A. Strong
Name:	Jeffrey A. Strong
Title:	Sole Director

GILEAD CAPITAL MASTER FUND LTD.

By: Gilead Capital GP LLC, as General Partner

By:	/s/ Jeffrey A. Strong
Name:	Jeffrey A. Strong
Title:	Managing Member

GILEAD CAPITAL GP LLC

By:	/s/ Jeffrey A. Strong
Name:	Jeffrey A. Strong
Title:	Managing Member

JEFFREY A. STRONG

/s/ Jeffrey A. Strong
Jeffrey A. Strong

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